Exhibits 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ACQUIRES

RESIN DESIGNS, LLC

Westwood, MA — October 3, 2016 - Chase Corporation (NYSE MKT: CCF) announced that it has acquired Resin Designs, LLC (“Resin Designs”), an advanced adhesives and sealants manufacturer, with locations in Woburn, MA and Newark, CA.  In the most recently completed calendar year, Resin Designs had revenue in excess of $11,000,000, with results expected to be accretive to Chase Corporation’s earnings. The business was acquired for a purchase price of $30,435,000, pending any final working capital adjustment and excluding acquisition-related costs.  As part of this transaction, Chase is acquiring all working capital and fixed assets of the business, as well as entering into multi-year leases at both locations. The purchase was funded entirely with available cash on hand.

Adam P. Chase, President and Chief Executive Officer, commented,

“Resin Designs is a great strategic acquisition for Chase Corporation.  It broadens our adhesives and sealants product offering and manufacturing capabilities, and expands our market reach into logical adjacencies.  We feel positive about the cultural fit between the organizations and synergy potential through leveraging our geographic proximity and Chase’s nurturing approach to complementary businesses with growth potential.”

Tim Desmond, Resin Designs’ Managing Partner, commented,

“Our organization is excited to become part of the Chase team. We look forward to the next chapter of Resin Designs' evolution, complemented by Chase's global market reach ideally positioned to drive growth.”

Resin Designs is a formulator of customized adhesive and sealant systems used in high-reliability electronic applications. They manufacture quality products for applications such as semiconductor packaging and devices, EMI shielding, enclosures, smart cards and hybrid microelectronics assemblies.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.